Exhibit 99.1

news release		FOR IMMEDIATE RELEASE

Contacts at the Company:

Aegis Communications Group, Inc.	Information Line	(800) 332-0266

Aegis Communications Group Reports Third Quarter 2003 Results

IRVING, TEXAS — November 19th, 2003 — Aegis Communications Group, Inc. (OTC Bulletin Board: AGIS), a marketing services company that enables clients to make customer contact efforts more profitable, reported its results for the third quarter of 2003.

REVENUES

Total revenues from continuing operations generated during the quarter ended September 30, 2003 were $32.7 million as compared to $29.0 million in the third quarter of 2002, an increase of $3.7 million or 12.5%.  For the nine months ended September 30, 2003 revenues were $109.7 million, 7.0% higher than the $102.6 million of revenue generated during the prior year comparable period.  The increase in revenues versus the three and nine months ended September 30, 2002 was driven primarily by expansion of work from existing clients.  The 2003 revenue figures include a negative adjustment of $1.5 million that was recorded in the quarter ended September 30, 2003.  This adjustment is related to a pay for performance project started in January 2003 for a significant membership services client. As the Company is compensated based on the overall success of the program, a higher than estimated cancellation rate on the program and a conservative recognition approach required that the adjustment be taken in the quarter.

OPERATING LOSS

Operating loss for the third quarter of 2003 was $3.2 million as compared to an operating loss of $4.9 million in the third quarter of 2002.  For the nine months ended September 30, 2003 the Company generated an operating loss of $6.8 million as compared to an operating loss of $12.1 million for the nine months ended September 30, 2002.  The decline in operating loss over the quarterly comparative period of a year ago is primarily attributable to the increase in revenue from our existing clients and a decrease in selling, general and administrative expenses generated by additional cost reduction efforts introduced during the second quarter of 2003.

“We are pleased with our comparative revenue growth quarter over quarter and year over year. The fact that this growth has been primarily generated through the strengthening of existing client relationships is a testimony to the high level of execution and quality of service we provide our clients.  This trend is especially gratifying given the natural uncertainty that followed the announcement four months ago of a proposed merger.  In spite of this uncertainty, our associates focused on improving performance and continuing the positive growth and margin trends.  Had it not been for the disappointing adjustment on one of our pay for performance campaigns and the costs and distractions of completing a transaction, we would have posted even more favorable results in the quarter,” stated Herman Schwarz, the Company’s President and Chief Executive Officer. “As has been recently announced, we have

Aegis Reports Third Quarter 2003 Results

completed a transaction in which both Deutsche Bank and Essar Global Limited have invested in our company,” continued Schwarz. “Gaining access to the resources of these two significant organizations will allow us to pursue new business opportunities and technology investments that were not previously available to us.  We are moving forward with plans to open proprietary offshore capacity in the next sixty days.  With this transaction, our organization is reenergized and focused on differentiating Aegis through utilization of our data analytics capability and delivery of high valued client service.”

NET LOSS

The Company incurred a net loss available to common stockholders of $7.4 million, or $0.14 per common share, for the quarter ended September 30, 2003.  During the prior year comparable quarter, the Company incurred a net loss available to common stockholders of approximately $7.7 million, or $0.15 per common share.  For the nine months ended September 30, 2003 the Company generated a net loss available to common stockholders of $17.2 million, or $0.33 per common share, as compared to $65.4 million or $1.25 per common share for the nine months ended September 30, 2002.  Excluding one-time items discussed below, net loss available to common stockholders for the nine months ended September 30, 2002 was $19.6 million or $0.37 per common share.

Several one-time items affected earnings for the nine months ended September 30, 2002.  During the quarter ended September 30, 2002, and in connection with the adoption of Financial Accounting Standards Board Statement No. 142 (“SFAS 142”) concerning new accounting rules related to business combinations, the Company completed the transitional goodwill impairment test.  As a result of the performance of the impairment test, the Company concluded that goodwill was impaired and recorded a non-cash goodwill impairment loss of $43.4 million, as a cumulative effect of an accounting change retroactive to January 1, 2002.  During the quarter ended June 30, 2002, the Company recognized a gain of $8.3 million on the sale of assets of Elrick & Lavidge, the Company’s marketing and research division.  During the second quarter of 2002, the Company also recorded $0.9 million in restructuring charges related to the closing of one of its U.S. call centers, and recorded a provision for income taxes of $9.8 million as the Company increased the valuation allowance for its deferred tax asset.  The net impact of these one-time items on net loss available to common stockholders for the nine months ended September 30, 2002, was $45.8 million, or $0.88 per common share.

Revenue Mix.  Together, inbound customer relationship management (“CRM”) and non-voice and other revenues represented 70.4% of the Company’s revenues in the third quarter of 2003 versus 82.7% in the third quarter of 2002.  Outbound CRM revenues accounted for 29.6% of total revenues for the three months ended September 30, 2003 as compared to 17.3% in the comparable prior year period.  The increase in outbound CRM revenue for the three months and nine months ended September 30, 2003 versus the same period ended 2002 is due to expansion of work from an existing client.  For the three months and nine months ended September 30, 2002 and 2003, the mix of revenues was as follows:

	Three months ended September 30,				Nine months ended September 30,
	2002	%	2003	%	2002	%	2003	%
Inbound CRM	$18.5	63.9%	$19.2	58.9%	$63.0	61.4%	$70.2	64.0%
Outbound CRM	5.0	17.3%	9.7	29.6%	19.9	19.4%	27.3	24.9%
Non-Voice & Other	5.5	18.8%	3.8	11.5%	19.7	19.2%	12.2	11.1%
Total revenues	$29.0	100.0%	$32.7	100.0%	$102.6	100.0%	$109.7	100.0%

Cost of Services.  For the quarter ended September 30, 2003, cost of services increased by approximately $2.8 million, or 13.9%, to $23.2 million versus the quarter ended, September 30, 2002.  Cost of services as a percentage of revenues for the quarter ended September 30, 2003 increased to 71.0%, from 70.2% during the comparable prior year period.  For the nine months ended September 30, 2003 cost of services increased $7.6 million to $77.5 million compared to the first nine months of 2002.  As a percentage of sales, cost of services rose over the same period, from 68.2% to 70.7%.  Cost of services rose over the three and nine months ended September 30, 2003, due to data and sales lead costs for an enhanced pay for performance project that began in January 2003.

Selling, General and Administrative.  Selling, general and administrative expenses, which include certain payroll costs, employee benefits, rent expense and maintenance charges, among other expenses, were reduced 2.5% to $10.0 million in the quarter ended September 30, 2003 versus $10.2 million the prior year third quarter.  For the quarter ended September 30, 2003, selling, general and administrative expenses as a percentage of revenue were 30.5% as compared to 35.2% for the prior year period.  For the nine months ended September 30, 2003, selling, general and administrative expenses were $30.1 million or 27.4% of revenues versus $34.1 million or 33.3% of revenues for the nine months ended September 30, 2002.  The reduction in selling, general and administrative expenses over the three and nine months ended September 30, 2003 is primarily attributable to reduced labor and associated benefit costs, and other overhead costs achieved as part of our cost reduction efforts.  For the nine months ended September 30, 2003, selling, general and administrative expenses include approximately $0.5 million in costs associated with the terminated merger agreement with AllServe and the transaction completed with Deutsche Bank and Essar.

Depreciation and Amortization.  Depreciation and amortization expenses decreased $0.6 million, or 17.0% in the quarter ended September 30, 2003 as compared to the quarter ended September 30, 2002. As a percentage of revenue, depreciation and amortization expenses were 8.4% in the quarter ended September 30, 2003 versus 11.3% in the quarter ended September 30, 2002.  For the nine months ended September 30, 2003 and September 30, 2002, depreciation and amortization expenses were $8.8 million or 8.0% of revenues, and $9.6 million or 9.4% of revenues, respectively.  The decrease in depreciation and amortization expenses for the nine months ended September 30, 2003 is due to the decrease in capital expenditures versus the prior year comparable period.

Income Tax Provision.  The Company regularly evaluates the realizability of the Company’s deferred tax asset, and determined as of June 30, 2002, that more likely than not, the deferred tax asset would not be realized in the near future.  As a result, at June 30, 2002 the Company increased its valuation allowance approximately $9.8 million (a non-cash charge) representing the amount of the deferred tax asset for which a valuation allowance had not been previously established, thereby reducing the carrying amount of the deferred tax asset to zero ($16.5 million less a valuation allowance of $16.5 million).  The Company has not provided an income tax benefit to the operating loss incurred during 2002 or 2003, as such benefit would exceed the projected realizable deferred tax asset.  The Company incurred state income tax expense of $0.2 million during the nine months ending September 30, 2003 as a result of the sale of Elrick & Lavidge during 2002. This expense had not been accrued for previously.

Discontinued Operations.  As reported previously, on April 12, 2002, the Company completed the sale of assets of Elrick & Lavidge, its marketing research division, to Taylor Nelson Sofres Operations, Inc., a wholly-owned subsidiary of United Kingdom based Taylor Nelson Sofres plc.  The Company recognized a gain on disposal of the segment of $8.3 million, which was reported in its second quarter 2002 results.  Pursuant to an agreement dated October 7, 2003, the Company and Taylor Nelson Sofres Operations, Inc. reached an agreement regarding certain purchase price adjustments.  In light of the above referenced agreement, the gain on the disposal of this segment was reduced by $0.1 million during the quarter ending September 30, 2003.  Elrick & Lavidge’s revenues, reported in discontinued operations, for the six months ended June 30, 2002 were $6.2 million.

Change in Accounting Principle.  In connection with the adoption of SFAS 142, the Company completed the transitional goodwill impairment test during the quarter ended September 30, 2002.  A third party engaged by the Company performed the valuation.  As a result of the performance of the impairment test, the Company concluded that goodwill was impaired, and accordingly, recognized a goodwill impairment loss of $43.4 million.  The non-cash impairment charge was reported as a cumulative effect of an accounting change retroactive to January 1, 2002, in accordance with the provisions of SFAS 142.  The goodwill impaired was related to prior acquisitions for which the perceived incremental value at time of acquisition did not materialize.

Cash and liquidity.  Cash and cash equivalents at September 30, 2003 were $0.3 million as compared to $1.6 million at December 31, 2002.  Working capital at December 31, 2002 was $4.8 million as compared to a deficit of $18.3 million at September 30, 2003.  The change in working capital is primarily attributable to the reclassification of our revolving line of credit and subordinated indebtedness due to affiliates from a long-term liability to a current liability.  The change in reclassification results from the fact that these liabilities are scheduled to mature in the second quarter of 2004.  Availability under the Company’s revolving line of credit was $2.4 million at September 30, 2003.  Outstanding bank borrowings under the line of credit at September 30, 2003 were $12.7 million versus $5.9 million at December 31, 2002.

The Company’s credit agreement, which was due to mature in June 2003, was amended on April 14, 2003.  An agreement was reached with our lenders that extended the maturity date to April 16, 2004.  Subordinated debt instruments held by certain stockholders, which were due to mature in 2003, were also amended on April 14, 2003, and the maturity date of these debt instruments were extended to April 17, 2004 or later.  Based on the twelve-month covenants for the period ended March 31, 2003, the Company was in default of certain covenants under the credit agreement. Such covenants, however, were waived under the new amended agreement.  The Company was not in compliance with these amended covenants at September 30, 2003.  On November 5, 2003, in connection with our transaction with Deutsche Bank and Essar Global Limited, we repaid our existing line of credit and satisfied all other obligations under the Fourth Amended and Restated Credit Agreement, with the exception of the termination of outstanding letters of credit, which are cash collateralized pending our contemplated entry in the near term into a credit facility with a new commercial lender.  In accordance with the terms of its then-existing senior and subordinated loans, as well as the terms of its agreement with Deutsche Bank and Essar, the Company was required to repay or otherwise retire its obligations to various lenders from the proceeds of this transaction (and, to the extent the subordinated debt was not paid off, the holders of the subordinated debt discharged the debt and released the Company from any further liability under their promissory notes).

Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA)

The Company has historically reported Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”).  Because of the complex nature of the Company’s tax, equity, and debt structure, management has found this measure to be of significant internal reporting value in understanding Company financial performance.  EBITDA losses for the three months ended September 30, 2003 and 2002 were $0.6 million and $1.6 million, respectively.  EBITDA for the nine months ended September 30, 2003 was $1.9 million as compared to EBITDA of $5.9 million in the prior year comparable period.  EBITDA for the nine months ended September 30, 2002 includes the Company’s gain on the sale of its marketing research division in April 2002. Excluding this gain, EBITDA for the nine months ended

September 30, 2002 would have been a loss of $2.4 million.  A reconciliation of EBITDA to net income is included in the schedules that follow.

Aegis Profile

Aegis Communications Group, Inc. (Aegis) is a marketing services company that enables clients to make customer contact efforts more profitable. Aegis’ services are provided to a blue chip, multinational client portfolio through a network of client service centers employing approximately 4,300 people and utilizing over 4,800 production workstations. Further information regarding Aegis and its services can be found on its website at www.aegiscomgroup.com.

The following is a “safe harbor” statement under the Private Securities Litigation Reform Act of 1995: Statements contained in this document that are not based on historical facts are “forward-looking statements”.  Terms such as “anticipates”, “believes”, “estimates”, “expects”, “plans”, “predicts”, “may”, “should”, “will”, the negative thereof and similar expressions are intended to identify forward-looking statements.  Such statements are by nature subject to uncertainties and risks, including but not limited to: the Company’s reliance on certain major clients; unanticipated losses of or delays in implementation of client programs; higher than anticipated implementation costs associated with new client programs; the successful combination of revenue growth with operating expense reduction to result in improved profitability and cash flow; government regulation and tax policy; economic conditions; competition and pricing; dependence on the Company’s labor force; reliance on technology; telephone and internet service dependence; the ability, means, and willingness of financial markets to finance our operations; and other operational, financial or legal risks or uncertainties detailed in the Company’s SEC filings from time to time.  Should one or more of these uncertainties or risks materialize, actual results may differ materially from those described in the forward-looking statements. The Company does not intend to update any of those forward–looking statements.

(financial statements follow)

Aegis Communications Group, Inc.

Unaudited Consolidated Statements of Operations

(In thousands, except per share data)

	Three months ended September 30,				Nine months ended September 30,
	2002	%	2003	%	2002	%	2003	%
Revenues	$ 29,049	100.0%	$ 32,693	100.0%	$ 102,565	100.0%	$ 109,698	100.0%
Operating Costs:
Cost of services	20,389	70.2%	23,215	71.0%	69,975	68.2%	77,560	70.7%
Selling, general and administrative expenses	10,229	35.2%	9,978	30.5%	34,146	33.3%	30,100	27.4%
Depreciation and amortization	3,297	11.3%	2,737	8.4%	9,627	9.4%	8,804	8.0%
Restructuring charges	—	—	—	—	900	0.9%	—	—
Total operating expenses	33,915	116.7%	35,930	109.9%	114,648	111.8%	116,464	106.1%
Operating income (loss)	(4,866)	(16.7)%	(3,237)	(9.9)%	(12,083)	(11.8)%	(6,766)	(6.1)%
Interest expense, net	303	1.0%	878	2.7%	889	0.9%	1,810	1.7%
Non-cash interest expense	400	1.4%	456	1.4%	1,151	1.1%	1,313	1.2%
Loss from continuing operations before income taxes	(5,569)	(19.1)%	(4,571)	(14.0)%	(14,123)	(13.8)%	(9,889)	(9.0)%
Deferred tax expense	—	—	—	—	9,778	9.5%	—	—
Current tax expense			238	0.7%			238	0.2%
Net loss from continuing operations	(5,569)	(19.1)%	(4,809)	(14.7)%	(23,901)	(23.3)%	(10,127)	(9.2)%
Discontinued operations:
Income (loss) from operations of discontinued segment, net of taxes	—	—	—	—	(94)	(0.1)%	—	—
Estimated gain on disposal of business segment, net of taxes	—	—	(127)	(0.4)%	8,283	8.1%	(127)	(0.1)%
Loss before cumulative effect of change in accounting	(5,569)	(19.1)%	(4,936)	(15.1)%	(15,712)	(15.3)%	(10,254)	(9.3)%
Cumulative effect of change in accounting for goodwill impairment, net of taxes	—	—	—	—	(43,448)	(42.4)%	—	—
Net loss	$ (5,569)	(19.1)%	$ (4,936)	(15.1)%	$ (59,160)	(57.7)%	$ (10,254)	(9.3)%

Preferred stock dividends	2,170	7.5%	2,428	7.4%	6,246	6.1%	6,988	6.4%
Net loss available to common stockholders	$ (7,739)	(26.6)%	$ (7,364)	(22.5)%	$ (65,406)	(63.8)%	$ (17,242)	(15.7)%

Basic and diluted income (loss) per common share:
Loss from continuing operations	$ (0.15)		$ (0.14)		$ (0.58)		$ (0.33)
Discontinued operations	—		—		0.16		—
Cumulative effect of change in accounting principle	—		—		(0.83)		—
Net loss applicable to common stockholders	$ (0.15)		$ (0.14)		$ (1.25)		$ (0.33)
Weighted average shares of common stock
outstanding:
Basic	52,171		52,171		52,171		52,171
Diluted	52,171		52,171		52,171		52,171

Memo : EBITDA	(1,569)	-5.4%	(626)	-1.9%	5,894	5.7%	1,911	1.7%

EBITDA is defined as earnings before interest, taxes, depreciation and amortization

Aegis Communications Group, Inc.

Reconciliation of Net Loss to EBITDA

(Dollars in thousands)

	Three months ended September 30,		Nine months ended September 30,
	2002	2003	2002	2003
Net loss	$(5,569)	$(4,935)	$(59,160)	$(10,254)
Add back (subtract):
Deferred tax expense	—	—	9,778	—
Current tax expense	—	238	—	238
Non-cash interest expense from continuing operations	400	456	1,151	1,313
Interest expense, net from continuing operations	303	878	889	1,810
Acquisition goodwill amortization	—	—	43,448 (a)	—
Depreciation from continuing operations	3,297	2,737	9,627	8,804
Depreciation from discontinued operations	—	—	161	—

EBITDA	$(1,569)	$(626)	$5,894	$1,911

EBITDA excluding one-time items
EBITDA	$(1,569)	$(626)	$5,894	$1,911
Add back (subtract) one time items:
Gain on disposal of business segment	—	127	(8,283)	127
Restructuring charges	—	—	900	—

EBITDA excluding one-time items	$(1,569)	$(499)	$(1,489)	$2,038

(a)  Cumulative effect of change in accounting for goodwill.

Aegis Communications Group, Inc.

Selected Financial Data

(Dollars in thousands)

	December 31, 2002	September 30, 2003

Assets
Cash and cash equivalents	$1,584	$287
Accounts receivable, net	20,871	26,650
Total current assets	23,834	28,251
Property and equipment, net	28,627	20,770
Total assets	52,678	49,228

Liabilities, Redeemable Convertible Preferred Stock and Stockholders’ Deficit

Current portion of capital leases	$1,333	$1,283
Accounts payable	3,375	4,712
Revolving line of credit, current portion	—	12,700
Subordinated indebtedness due to affiliates	—	15,249
Total current liabilities	19,028	46,551
Revolving line of credit, long-term portion	5,900	—
Capital lease obligations, net of current portions	1,873	1,000
Subordinated debt	13,936	—
Total liabilities	40,737	47,551
Redeemable convertible preferred stock	57,491	62,103
Total stockholders’ deficit	(45,550)	(60,426)